Exhibit 10.24
[*] Confidential Treatment Requested

July 19, 2007

John Matze
[Address]

Re:  Employment Offer

Dear John:

hi/fn, inc., a Delaware corporation (the “Company”), is pleased to offer you employment on the following terms:

1.  Position.  Your initial title will be Vice Present of Business Development.  This is a full-time position and you will report to Albert E. Sisto, Chief Executive Officer of the Company.  You will allowed to participate in the determining the budget of the Business Development division.  You will be given the right to hire and terminate employees in the Business Development division, with the approval of the Chief Executive Officer of the Company, with such approval not to be unreasonably withheld.   By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.  Your Location.  You will be employed to work at your current location in San Diego, California, and will not be required to relocate to the Company’s headquarters in Los Gatos, California.

3.  Compensation.

(a)  Base Salary.  The Company will pay you a starting salary at the rate of $235,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to market adjustment pursuant to employee compensation policies in effect from time to time.

(b)  Bonus.    You will be entitled to an annual bonus of fifty percent (50%) of the Base Salary at one hundred percent (100%) of your assigned goals, in accordance with the Company’s Executive Bonus Plan, as approved by the Company’s Compensation Committee.

4.  Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in those Company-sponsored benefits that are available to all Company employees.

5.  Equity Compensation.

(a)  Stock Option.  We will recommend to our Board of Directors (the “Board”), that you be granted an incentive stock option (the “Option”) to purchase 60,000 shares (the “Option Shares”) of Common Stock of the Company (“Common Stock”) in accordance with the Company’s Employee Stock Option Plan.  Twenty-Five percent (25%) of the Option Shares will vest immediately and the remaining Seventy-Five percent (75%) of the Option Shares will vest over the next forty-eight months of your continuous service to the Company, at the rate of one forty-eighth of the Option Shares per month until fully vested.  The Option will be subject to the terms and conditions set forth in the Company’s standard stock option agreement and Employee Stock Option Plan.  The Option’s beginning vesting date will be the day you begin employment with the Company.  The per share exercise price of the Option will be equal to the fair market value of the Common Stock at the close of market on the date the Option is granted by the Board.

(b)  Restricted Stock.  We will recommend to the Board, that you be granted an award of restricted stock, consisting of the right to purchase 75,000 shares (the “Restricted Stock Shares”) of Common Stock at a price equal to $0.01 per share (the “Restricted Stock Grant”). The Restricted Stock Shares issued pursuant to the Restricted Stock Grant will be subject to a right of repurchase in favor of the Company at the original purchase price (the “Right of Repurchase”).  The first 30,000 Restricted Stock Shares will vest on [*]  (the “First Milestone Vesting”) and the remaining 45,000 Restricted Stock Shares will vest upon [*]  (the “Second Milestone Vesting”).  The release of Restricted Stock Shares from the Right of Repurchase will, of course, depend on your continued service with the Company.  Notwithstanding the provisions above, the Restricted Stock Shares will also have an acceleration provision triggered upon targets to be agreed to and approved by the Board or its Compensation Committee.  [*]

(i)  Acceleration.  If the Company ceases selling the Systems for any reason (other than intellectual property infringement, applicable laws restrict the sale or the sale would cause the Company material hardship), (i) prior to the one year anniversary of the date of this offer letter, you will be entitled to the First Milestone Vesting and (ii) after the one year anniversary of the date of this offer letter but prior to the second year anniversary of the date of this offer letter, you will be entitled to the Second Milestone Vesting.  Notwithstanding the foregoing, the Restricted Stock Grant is also subject to acceleration pursuant to Section 9 herein.

6.  Employee Invention and Confidentiality Agreement.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.  Employment Relationship.

(a)  “At-Will” Employment.  Subject to the terms and conditions of Section 8, your employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this offer letter.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

(b)  Termination.  Your employment may be terminated by you or by the Company at any time for any reason as follows:

(i)     You may terminate your employment upon written notice to the Board for Good Reason (as defined below) (an “Involuntary Termination”);

(ii)    You may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (a “Voluntary Termination”);

(iii)  The Company may terminate your employment upon written notice to you at any time following a determination that there is Cause (as defined below), (a “Termination for Cause”);

(iv)  The Company may terminate your employment upon written notice to you at any time without Cause for such termination (a “Termination without Cause”);

(v)   Your employment will automatically terminate upon your death or upon your disability as determined by the Board (a “Termination for Death or Disability”); provided, that, “disability” is as defined under Section 409A of the Internal Revenue Code of 1986, as amended.

8.  Definitions.  As used in this offer letter, the following terms have the following meanings:

(a)  “Good Reason” means any of the following taken without your consent and with written notice to the Company and the Company fails to cure within thirty (30) days of written notice: (i) a material reduction in your duties or responsibilities that is inconsistent with your position as Vice President of Business Development of the Company; (ii) a requirement by the Company that you relocate your principal office to a facility more than sixty (60) miles from San Diego, California or (iii) a reduction in your annual base salary by more than ten percent (10%) (other than in connection with a general decrease in the salary of all similarly situated employees of the Company).

(b)  “Cause” means your (i) failure to substantially perform, or gross negligence in the performance of, your duties after there has been delivered to you a written demand for performance which describes the specific deficiencies in your performance and the specific manner in which your performance must be improved, and which provides thirty (30) days from the date of notice to remedy such performance deficiencies; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; (iv) breach of any material provision of this offer letter, the Non-Competition Agreement (as defined below), the Employee Invention Assignment and Confidentiality Agreement or any other agreement with the Company; or (v) the repeated refusal to follow  clear, lawful and reasonable directives of the Board or any Board committee, which is material to the Company, after written notice of such failure and a reasonably opportunity to cure such failure.

9.  Separation Benefits.  Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances and conditioned upon your execution of a release and waiver of all claims, in a form acceptable to the Company, against the Company and its officers, directors and affiliates, the return of any Company property you may then hold, you will also be entitled to receive severance benefits as set forth below.

(a)  In the event of your Voluntary Termination, Termination for Cause, or Termination for Death or Disability, you will not be entitled to any cash severance benefits or additional vesting of the Option, the Restricted Stock Grant (except as provided in Section 9(b), or any other Company equity awards you then hold.

(b)   In the event of your Voluntary Termination or Termination for Death or Disability after the sixth month anniversary of the date of this offer letter but prior to the two year anniversary of the date of this offer letter, you will be entitled pro rata vesting on the Restricted Stock Grant based on the number of Systems sold (if prior to the first year anniversary of this offer letter) or on the income of the sale of the Systems (if after the first year anniversary of this offer letter but prior to the second year anniversary of the date of this offer letter).

(c)  In the event of your Involuntary Termination or Termination without Cause prior to the one year anniversary of the date of this offer letter, you will be entitled to the First Milestone Vesting.

(d)  In the event of your Involuntary Termination or Termination without Cause after the one year anniversary of the date of this offer letter but prior to the second year anniversary of the date of this offer letter, you will be entitled to the Second Milestone Vesting.

(e)  In the event of your Involuntary Termination or Termination without Cause, you will be entitled to fifty percent (50%) of the Base Salary.

10. Non-Competition Agreement.  You will need to sign that certain Non-Competition Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”), as a condition of your employment.

11.  Withholding Taxes.  All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.  Costs And Attorneys’ Fees.  In the event that any action, suit or other proceeding is instituted concerning or arising out of this offer letter, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

13.  Entire Agreement.  This offer letter and the Non-Competition Agreement supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company; provided, that, that certain Asset Purchase Agreement dated of even date herewith, by and among the Company, Siafu Software, LLC and yourself, shall remain in full force and effect.

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We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this offer letter and the enclosed Employee Invention Assignment and Confidentiality Agreement and returning them to me.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

To indicate your acceptance of this offer, please sign and date this offer letter and return it to me.  This offer will expire on July 27, 2007.

Very truly yours,

Albert E. Sisto
Chairman and Chief Exeuctive Officer

I have read and accept this employment offer:

Signature

Name:	John Matze

Dated:

Start Date:	July , 2007

[Signature Page to Employee Offer Letter]